Exhibit 16.1

November 27, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read US Well Services, Inc.’s statements included under Item 4.01 of its Form 8-K dated November 27, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee intends to engage KPMG LLP to serve as the Company’s new independent registered public accounting firm, and the statements made in paragraph (b) under Item 4.01.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

cc:	David L. Treadwell

Audit Chair

US Well Services, Inc.